Veritiv Announces Second Quarter 2014 Financial Results

ATLANTA and LOVELAND, Ohio, Aug. 13, 2014 /PRNewswire/ -- Veritiv Corporation (NYSE: VRTV) today announced limited consolidated pro forma financial results for its second fiscal quarter ended June 30, 2014.

For the three months ended June 30, 2014 (on a pro forma basis):

  Net sales were $2.3 billion, a decrease of 4.2% from the prior year.
  Net loss was ($3.3) million.
  Diluted net loss per share was ($0.21).
  Adjusted EBITDA was $37.8 million, a decrease of 10.8% from the prior year.

For the six months ended June 30, 2014 (on a pro forma basis):

  Net sales were $4.5 billion, a decrease of 4.8% from the prior year.
  Net earnings were $6.1 million, compared to a net loss of ($7.0) million from the prior year.
  Diluted net earnings per share was $0.38.
  Adjusted EBITDA was $61.9 million, a decrease of 4.8% from the prior year.

Because Veritiv's registration as a public reporting company became effective in the second quarter and the spin-off and merger transactions were not consummated until the third quarter, Veritiv will report full second quarter results for the legacy xpedx business of International Paper Company in its Quarterly Report on Form 10-Q for the period ended June 30, 2014, expected to be filed on August 14, 2014. Beginning with the quarterly period ending September 30, 2014, Veritiv will report consolidated financial results for the combined company.

"From the start, Veritiv made a commitment to work our integration plan with much diligence, while continuing to focus on supporting our customers. I'm proud to say we are on track with both of these imperatives, and our work is resonating positively with our customers, suppliers and employees," said Mary Laschinger, Chairman and CEO of Veritiv Corporation.

Management reaffirms that it expects 2014 consolidated pro forma adjusted EBITDA for Veritiv Corporation of approximately $135 million to $145 million.

Important information regarding operating results and related reconciliations of non-GAAP financial measures to the most comparable GAAP measures can be found in the schedules and related footnotes to this press release, which should be thoroughly reviewed.

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About Veritiv
Veritiv Corporation (NYSE: VRTV), with corporate offices in Atlanta and Loveland, Ohio, is a North American leader in business-to-business distribution solutions. Serving customers across virtually every industry, Veritiv provides print, packaging, facility and logistics solutions that help shape the success of its customers. Established in 2014, following the merger of International Paper Company's xpedx division and Unisource Worldwide, the company employs approximately 9,500 team members across more than 170 distribution centers throughout the U.S, Mexico and Canada. For more information about Veritiv and its business segments visit www.veritivcorp.com.

Safe Harbor Provision

Certain statements contained in this press release regarding Veritiv Corporation's (the "Company") future operating results, performance, business plans, prospects, guidance and any other statements not constituting historical fact are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "intend," "should," "will," "would," "planned," "estimated," "potential," "goal," "outlook," "may," "predicts," "could," or the negative of such terms, or other comparable expressions, as they relate to the Company or its management, have been used to identify such forward-looking statements. All forward-looking statements reflect only the Company's current beliefs and assumptions with respect to future operating results, performance, business plans, prospects, guidance and other matters, and are based on information currently available to the Company. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause the Company's actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.

Factors that could cause actual results to differ materially from current expectations include risks and other factors described in the Company's publicly available reports filed with the SEC, which contain a discussion of various factors that may affect the Company's business or financial results. Such risks and other factors, which in some instances are beyond the Company's control, include: the industry-wide decline in demand for paper and related products; procurement and other risks in obtaining packaging, paper and facility products from our suppliers for resale to our customers; increased competition, from existing and non-traditional sources; loss of significant customers; successful integration of the xpedx and Unisource businesses and realization and timing of the expected synergy and other cost savings from the merger; our ability to collect trade receivables from customers to whom we extend credit; fuel cost increases; inclement weather, anti-terrorism measures and other disruptions to the transportation network; our ability to generate sufficient cash to service our debt; our ability to comply with the covenants contained in our debt agreements; our ability to refinance or restructure our debt on reasonable terms and conditions as might be necessary from time to time; increasing interest rates; foreign currency fluctuations; changes in accounting standards and methodologies; regulatory changes and judicial rulings impacting our business; adverse results from litigation, governmental investigations or tax related proceedings or audits; the effects of work stoppages, union negotiations and union disputes; our reliance on third-party vendors for various services; and other events of which we are presently unaware or that we currently deem immaterial that may result in unexpected adverse operating results. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K. The company's Quarterly Report on Form 10-Q for the period ended June 30, 2014 to be filed with the SEC may contain updates to the information included in this release.

Non-GAAP Measures

We supplement our financial information prepared in accordance with GAAP with Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, cash and non-cash restructuring (income) charges, stock-based compensation expense, LIFO (income) expense, asset impairment charges, (gain) loss on sale of joint venture, non-restructuring severance charges, merger and integration costs, income (loss) from discontinued operations, net of income taxes and certain other costs) because we believe investors commonly use Adjusted EBITDA as a main component of valuing companies such as ours. In addition, the credit agreement governing our ABL Facility permits us to exclude these and other charges and expenses in calculating "Consolidated EBITDA" pursuant to such credit agreement.

Adjusted EBITDA is not a measurement of financial performance under GAAP. Non-GAAP measures do not have definitions under GAAP and may be defined differently by and not be comparable to, similarly titled measures used by other companies. As a result, we consider and evaluate non-GAAP measures in connection with a review of the most directly comparable measure calculated in accordance with GAAP. We caution investors not to place undue reliance on such non-GAAP measures, but also to consider them with the most directly comparable GAAP measure. Adjusted EBITDA has a limitation as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Please see the schedules and related footnotes to this press release for reconciliations of these non-GAAP measures to the most comparable GAAP measures.

Table I
VERITIV CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(in millions, except per share amounts)
(unaudited)

	For the Three Months Ended June 30, 2014			For the Three Months Ended June 30, 2013
	xpedx As Reported	Pro Forma Adjustments*	Veritiv Pro Forma As Adjusted	xpedx As Reported	Pro Forma Adjustments*	Veritiv Pro Forma As Adjusted
Net sales	$ 1,329.0	$ 976.8	$ 2,305.8	$ 1,402.9	$ 1,004.3	$ 2,407.2

Net income (loss)	$ 2.9	$ (6.2)	$ (3.3)	$ (2.4)	$ 2.5	$ 0.1
Interest expense, net	-	7.6	7.6	-	8.0	8.0
Income tax provision (benefit)	2.1	7.3	9.4	(1.4)	(0.3)	(1.7)
Depreciation and amortization	4.3	6.9	11.2	4.1	7.5	11.6
EBITDA	9.3	15.6	24.9	0.3	17.7	18.0
Restructuring (income) charges	(0.9)	-	(0.9)	17.3	1.7	19.0
Non-restructuring stock-based compensation	3.2	-	3.2	3.3	0.2	3.5
LIFO (income) expense	3.4	1.5	4.9	(0.4)	1.6	1.2
Asset impairment	-	2.8	2.8	-	0.2	0.2
Non-restructuring severance charges	0.6	0.2	0.8	0.2	0.2	0.4
Merger and integration costs	2.1	-	2.1	-	-	-
(Loss) income from discontinued operations, net of taxes	-	-	-	(0.1)	-	(0.1)
Pro Forma Adjusted EBITDA	$ 17.7	$ 20.1	$ 37.8	$ 20.8	$ 21.6	$ 42.4

	For the Six Months Ended June 30, 2014			For the Six Months Ended June 30, 2013
	xpedx As Reported	Pro Forma Adjustments*	Veritiv Pro Forma As Adjusted	xpedx As Reported	Pro Forma Adjustments*	Veritiv Pro Forma As Adjusted
Net sales	$ 2,636.4	$ 1,907.5	$ 4,543.9	$ 2,791.3	$ 1,983.7	$ 4,775.0

Net income (loss)	$ 8.4	$ (2.3)	$ 6.1	$ (3.1)	$ (3.9)	$ (7.0)
Interest expense, net	-	15.3	15.3	-	16.2	16.2
Income tax provision (benefit)	5.8	6.7	12.5	(1.9)	(0.7)	(2.6)
Depreciation and amortization	8.9	13.6	22.5	8.4	14.9	23.3
EBITDA	23.1	33.3	56.4	3.4	26.5	29.9
Restructuring (income) charges	(1.1)	0.2	(0.9)	24.4	2.5	26.9
Non-restructuring stock-based compensation	4.3	0.1	4.4	7.8	0.4	8.2
LIFO (income) expense	(0.3)	1.3	1.0	(2.3)	1.3	(1.0)
Asset impairment charge	-	2.8	2.8	-	0.3	0.3
(Gain) Loss on sale of joint venture	-	(6.6)	(6.6)	-	-	-
Non-restructuring severance charges	2.2	0.4	2.6	0.6	0.2	0.8
Merger and integration costs	2.1	-	2.1	-	-	-
(Loss) income from discontinued operations, net of taxes	(0.1)	-	(0.1)	0.1	-	0.1
Pro Forma Adjusted EBITDA	$ 30.4	$ 31.5	$ 61.9	$ 33.8	$ 31.2	$ 65.0

* Pro forma adjustments take into account as if the merger with UWW Holdings, Inc. and the related financing occurred on January 1, 2013.

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